UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 9, 2018 (August 6, 2018)

CUSHMAN & WAKEFIELD plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	001-38611	98-1193584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Old Broad Street

London, United Kingdom, EC2N 1AR

(Address of Principal Executive Offices) (Zip Code)

+44 20 3296 3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 6, 2018, in connection with the closing of the initial public offering (the “Offering”) by Cushman & Wakefield plc (the “Company”) of its ordinary shares, the Registration Rights Agreement, dated as of August 6, 2018 (the “Registration Rights Agreement”) was entered into by and among the Company, TPG Global, LLC (“TPG”), PAG Asia Capital (“PAG”) and Ontario Teachers’ Pension Plan Board (“OTPP” and, together with TPG and PAG, the “Principal Shareholders”) substantially in the form previously filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-225742), as amended (the “Registration Statement”).

Also in connection with the closing of the Offering, the Shareholders’ Agreement, dated as of August 6, 2018 (the “Shareholders’ Agreement”) was entered into by and among the Company and the Principal Shareholders substantially in the form previously filed as Exhibit 10.22 to the Registration Statement.

On August 6, 2018, in connection with the initial closing of the concurrent sale (the “Concurrent Private Placement”) by the Company of its ordinary shares to Vanke Service (HongKong) Co., Limited (“Vanke Service”), the Joinder Agreement to the Registration Rights Agreement, dated August 6, 2018, was entered into by and between the Company and Vanke Service substantially in the form previously filed as Exhibit 4.3 to the Registration Statement.

Also in connection with the initial closing of the Concurrent Private Placement, the Shareholder Agreement, dated as of August 6, 2018, was entered into by and between the Company and Vanke Service substantially in the form previously filed as Exhibit 10.46 to the Registration Statement.

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed, the Company sold depositary receipts in respect of an aggregate of 10,560,469 of the Company’s ordinary shares to Vanke Service in the Concurrent Private Placement. The depositary receipts were sold for total gross proceeds of $179,527,973, excluding aggregate placement agent fees of $8,976,398. The sale of depositary receipts in respect of 10,212,677 ordinary shares to Vanke Service closed on August 6, 2018, and the sale of the remaining depositary receipts in respect of 347,792 ordinary shares, representing additional shares sold to Vanke Service due to the full exercise of the underwriters’ option to purchase additional ordinary shares in the Offering, closed on August 7, 2018.

Subject to compliance with applicable securities laws and contractual restrictions on transfer, holders of the depositary receipts are generally entitled to the same rights as a direct holder of ordinary shares in the Company or an investor holding book-entry interests in ordinary shares in the Company through the DTC clearance system.

The sale of the depositary receipts in respect of ordinary shares to Vanke Service is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the depositary receipts to Vanke Service and has not offered securities to the public in connection with such issuance and sale.

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 6, 2018, the Company amended all outstanding restricted share units (“RSUs”) that are subject to, and not exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including RSUs held by our named executive officers other than Mr. White. So long as the holder of the RSUs remains employed with the Company or its subsidiaries and the RSUs otherwise remain outstanding, these RSUs will be settled, in ordinary shares unless otherwise required by the terms of such RSUs, in accordance with Section 409A of the Code between August 6, 2019 and August 6, 2020, which in some cases may result in the accelerated vesting of a portion of the RSUs that would not otherwise vest prior to August 6, 2020. The RSUs will otherwise remain subject to their existing terms and conditions.

Item 8.01.	Other Events.

On August 1, 2018, the Company issued a press release announcing the pricing of the initial public offering of 45,000,000 of its ordinary shares at a price of $17.00 per share. The shares are listed on the New York Stock Exchange and trade under the symbol “CWK.”

On August 6, 2018, the Company issued a press release announcing the closing of the initial public offering and the initial closing of the Concurrent Private Placement, including the exercise in full by the underwriters of their option to purchase an additional 6,750,000 of the Company’s ordinary shares.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Registration Rights Agreement, dated as of August 6, 2018, by and among Cushman & Wakefield plc and certain shareholders

4.2	Joinder Agreement to Registration Rights Agreement, dated as of August 6, 2018, by and between Cushman & Wakefield plc and Vanke Service (HongKong) Co., Limited

10.1	Shareholders Agreement, dated as of August 6, 2018, by and among Cushman & Wakefield plc and the shareholders party thereto

10.2	Shareholder Agreement, dated as of August 6, 2018, by and among Cushman & Wakefield plc and Vanke Service (HongKong) Co., Limited

99.1	Press Release dated August 1, 2018

99.2	Press Release dated August 6, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUSHMAN & WAKEFIELD plc

Date: August 9, 2018	By:	/s/ Duncan Palmer
Duncan Palmer
Executive Vice President and Chief Financial Officer